SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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Filed by a Party other than the Registrant ☐
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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Under Rule 14a-12
LIFEPOINT HOSPITALS, INC.

(Name of Registrant as Specified in its Charter)
Payment of Filing Fee (Check the appropriate box):
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On April 25, 2006, LifePoint Hospitals issued the following press release:

Contact:	Michael J. Culotta
Chief Financial Officer
(615) 372-8512
DELAWARE CHANCERY COURT RULES IN FAVOR OF LIFEPOINT HOSPITALS
Annual Meeting of Stockholders to be Held on May 8, 2006
Brentwood, Tennessee (April 25, 2006) — LifePoint Hospitals, Inc. (the “Company”) (NASDAQ: LPNT) announced today that the Delaware Chancery Court denied Accipiter Life Sciences Fund, L.P.’s motion for a preliminary injunction in connection with the Company’s 2006 Annual Meeting of Stockholders. Consequently, the Company intends to hold its 2006 Annual Meeting of Stockholders on May 8, 2006, as previously scheduled.
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Important Legal Information
In connection with the Company’s 2006 Annual Meeting of Stockholders (the “Annual Meeting”), the Company filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) on April 7, 2006 and may file additional proxy materials. Stockholders and other interested parties are urged to read the definitive proxy statement, carefully and in its entirety, because it contains important information about the Company and the Annual Meeting. This definitive proxy statement has been sent to the stockholders of the Company. You may obtain free copies of the definitive proxy statement, and other documents filed with, or furnished to, the SEC by the Company at the SEC’s website at www.sec.gov. The definitive proxy statement, and other documents may also be obtained for free from the Company by writing to Shareholder Services, LifePoint Hospitals, Inc., 103 Powell Court, Suite 200, Brentwood, Tennessee 37027.
All references to “LifePoint Hospitals” or the “Company” as used throughout this release refer to LifePoint Hospitals, Inc. and its affiliates.
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